EXHIBIT 8

August 28, 1997


BB&T Corporation
200 West Second Street
Winston-Salem, North Carolina 27101
          Re: Registration Statement on Form S-4 (the "Registration Statement") with respect to shares issued pursuant to the Agreement and Plan of Reorganization, dated as of March 7, 1997, as amended (the "Agreement"), between Craigie Incorporated ("Craigie") and BB&T Corporation ("BB&T")

Ladies and Gentlemen:

         We have acted as counsel to BB&T in connection with the registration of 550,000 shares of its Common Stock, par value $5.00 per share (the "BB&T Common Stock"), issuable pursuant to the Agreement, as set forth in the Registration Statement that is being filed on the date hereof by SNC with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"). This opinion is provided pursuant to the requirements of Item 21(a) of Form S-4 and Item 601(b)(8) of Regulation S-K. All capitalized terms not otherwise defined herein shall have the meanings given to them in the Agreement.

         In the Merger, BB&T Acquisition Corporation will merge into Craigie pursuant to Virginia law, and each outstanding share of Craigie Common Stock (the only class outstanding) is to be converted into a number of shares of BB&T Common Stock determined under a formula in the Agreement. Cash will be paid in lieu of issuance of fractional shares. Craigie shareholders are entitled by state law to dissent from the Merger.

         In giving this opinion we have reviewed, and with your permission we have relied upon the representations and warranties contained in or the facts described in, the Agreement, the Registration Statement and certificates dated August 28, 1997 and August 20, 1997 in which officers of Craigie and officers of BB&T make certain representations on behalf of Craigie and BB&T regarding the Merger (the "Tax Certificates"). We also have reviewed such other documents as we have considered necessary and appropriate for the purposes of this opinion.

         In giving this opinion we have with your permission assumed that the statements in the Tax Certificates are correct as of the date of this opinion, and any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification. As to all matters in which a person or entity has represented that such person or entity either is not a party to, or does not have, or is not aware of, any plan or intention, understanding or agreement, we have assumed that there is in fact no such plan, intention, understanding or agreement. We also assume that (a) the Merger will be consummated in accordance with the Agreement, (b) Craigie's only outstanding stock (as that term is used in Section 368 of the Internal Revenue Code of 1986, as amended (the "Code")) is the Craigie Common Stock, and (c) the Rights attached to the shares of BB&T Common Stock issued in the Merger will not be exchanged by BB&T for any part of the value of the Craigie Common Stock, and such Rights will have no ascertainable fair market value at the Effective Time.


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         Based on the foregoing, and subject to the limitations herein, we are of the opinion that under existing law, upon consummation of the Merger in accordance with the Agreement, for federal income tax purposes:

                   (1) The Merger will constitute a "reorganization" within the meaning of Section 368 of the Code.

                   (2) No gain or loss will be recognized by Craigie or BB&T by reason of the Merger.

                   (3) No gain or loss will be recognized by the shareholders of Craigie upon the receipt of BB&T Common Stock (including any fractional share interest to which they may be entitled) solely in exchange for their shares of Craigie Common Stock.

                   (4) A shareholder of Craigie who receives cash in lieu of a fractional share of BB&T Common Stock will recognize gain or loss as if the fractional share has been received and then redeemed for cash equal to the amount paid by BB&T in respect of such fractional share.

                   (5) The aggregate tax basis of the shares of BB&T Common Stock received (including any fractional share interest deemed received) by shareholders of Craigie who exchange all of their Craigie Common Stock solely for shares of BB&T Common Stock in the Merger will be the same as the aggregate tax basis of the shares of Craigie Common Stock surrendered in exchange therefor.

                   (6) The holding period of the shares of BB&T Common Stock received in the Merger (including any fractional share interest deemed received) will include the period during which the shares of Craigie Common Stock surrendered in exchange therefor were held, provided such shares of Craigie Common Stock were held as capital assets at the Effective Time.

         We express no opinion as to the laws of any jurisdiction other than the United States of America. Further, our opinion is limited to the specific conclusions set forth above, and no other opinions are expressed or implied. The opinions stated with respect to shares of Craigie Common Stock do not apply to any stock rights, warrants or options to acquire Craigie Common Stock. The opinions stated as to Craigie shareholders are general in nature and do not necessarily apply to any particular Craigie shareholder, and, for example, may not apply to shareholders who are corporations, trusts, dealers in securities, financial institutions, insurance companies or tax exempt organizations; or to persons who are not United States citizens or resident aliens or domestic entities (partnerships or trusts), are subject to the alternative minimum tax (to the extent that tax affects the tax consequences), or are subject to the "golden parachute" provisions of the Code (to the extent that tax affects the tax consequences); or to shareholders who acquired Craigie Common Stock pursuant to employee stock options or otherwise as compensation if such shares are subject to any restriction related to employment, who do not hold their shares as capital assets, or who hold their shares as part of a "straddle" or "conversion transaction."

         This opinion represents our best legal judgment, but it has no binding effect or official status of any kind. Changes to the Code or in regulations or rulings thereunder, or changes by the courts in the interpretation of the authorities relied upon, may be applied retroactively and may affect the opinions


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expressed herein. Any material defect in any assumption or representation on which we have relied would adversely affect our opinion.

         We furnish this opinion to you solely to support the discussion set forth under the headings "SUMMARY--The Merger--Certain Federal Income Tax Consequences," "THE MERGER--The Reorganization Agreement--Conditions to the Merger," "THE MERGER--Certain Federal Income Tax Consequences of the Merger" and "LEGAL MATTERS" in the Registration Statement, and we do not consent to its use for any other purpose. We hereby consent to be named in the Registration Statement under the foregoing heading and to the filing of a copy of this opinion as Exhibit 8 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                     Very truly yours,

                                     WOMBLE CARLYLE SANDRIDGE & RICE,
                                     A Professional Limited Liability Company


                                     By: /s/ Jasper L. Cummings, Jr.
                                     Jasper L. Cummings, Jr.



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